Exhibit 99.1

NEWS RELEASE

DATE:	February 24, 2009 4:30 p.m. E.S.T
CONTACT:	Archie M. Brown, Jr., President and CEO
MainSource Financial Group, Inc. 812-663-6734

First Quarter Dividend Declared

MainSource Financial Group — NASDAQ, MSFG

Greensburg, Indiana (NASDAQ: MSFG) Archie M. Brown, Jr., President & Chief Executive Officer of MainSource Financial Group, announced today that on February 23, 2009, the Board of Directors of MainSource Financial Group declared a dividend of $0.145 per share payable on March 16, 2009, to shareholders of record as of March 6, 2009.

Mr. Brown stated, “We are in one of the most difficult periods in our industry and the impact of the severe recession is being felt by consumers and businesses alike.  However, we believe our capital levels are strong and our earnings outlook supports the decision to pay the dividend at current levels.  We will continue to evaluate our earnings performance and outlook throughout this economic cycle and make appropriate decisions about the dividend.  We believe maintaining the dividend is an important part of providing shareholder value and we want to thank our shareholders for supporting us during this extraordinary period in our industry.”

MainSource Financial Group is listed on the NASDAQ National Market (under the symbol: “MSFG”) and is a community-focused, financial holding company with assets of approximately $2.9 billion. The Company operates 85 banking offices through its three banking subsidiaries, MainSource Bank, Greensburg, Indiana, MainSource Bank of Illinois, Kankakee, Illinois, and MainSource Bank - Ohio, Troy, Ohio. Through its non-banking subsidiaries, MainSource Insurance LLC, and MainSource Title LLC, the Company and its banking subsidiaries provide various related financial services.

Forward-Looking Statements

Except for historical information contained herein, the discussion in this press release may include certain forward-looking statements based upon management expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Factors which could cause future results to differ materially from these expectations include, but are not limited to, the following: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; the costs of funds; general market rates of interest; interest rates on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; changes in the quality or composition of the Company’s loan and investment portfolios; the Company’s ability to integrate acquisitions; the impact of our continuing acquisition strategy; and other factors, including various “risk factors” as set forth in our most recent Annual Report on Form 10-K and in other reports we file from time to time with the Securities and Exchange Commission.  These reports are available publicly on the SEC website, www.sec.gov, and on the Company’s website, www.mainsourcefinancial.com.